A.G. Edwards Announces First-Quarter Results for Fiscal 2004

ST. LOUIS, June 19, 2003 -- A.G. Edwards, Inc. (NYSE: AGE) today announced results for the first quarter of fiscal 2004, which ended May 31, 2003.

Net earnings for the quarter were $28 million, or $0.35 diluted earnings per share, on net revenues of $552 million. For the same quarter last year, net earnings were $39 million, or $0.48 diluted earnings per share, on net revenues of $598 million. For the fourth quarter of fiscal 2003, net earnings were $21 million, or $0.26 diluted earnings per share, on net revenues of $514 million.

"We were pleased to see a 31 percent improvement in our quarterly earnings compared to the fourth quarter of fiscal 2003," said Robert L. Bagby, chairman, president and chief executive officer. "While these results reflect a short time frame, we continue to be excited about our longer-term opportunities to develop more client relationships as we create better awareness of A.G. Edwards through the rollout of our branding campaign later this year.

"As another key component of our growth plan, we continue to emphasize training so that we can offer our clients what we think are the best-educated, best-prepared financial consultants in the industry. This emphasis was recognized by Training magazine, which for the third consecutive year named A.G. Edwards University as one of the top 100 corporate training programs in the country. This accolade validates our commitment to provide high-quality advice and information to help clients reach their financial goals."

RESULTS OF OPERATIONS
Commissions - Commission revenues during the first quarter declined 4 percent ($10 million) versus the same quarter a year ago. However, commission revenues increased 13 percent ($27 million) versus the fourth quarter of fiscal 2003 as clients increased their activity across all commission revenue categories.
Asset management and service fees - Compared to the first quarter last year, asset management and service fee revenues decreased 12 percent ($20 million) largely because of lower distribution fees received from certain money funds with expense caps and lower valuations in fee-based accounts.
Principal transactions - Revenues for principal transactions decreased 16 percent ($13 million) compared to a year ago. These results reflect reduced client activity in municipal and corporate fixed-income products.
Investment banking - Investment-banking revenues increased 13 percent ($8 million) and 34 percent ($18 million) versus the first and fourth quarters of fiscal 2003, respectively, fueled primarily by the firm's underwriting of a variety of closed-end fund products.
Net interest revenue - Interest revenue net of interest expense in the first quarter decreased 12 percent ($3 million) from the same three-month period last year due to a decline in average client margin balances and a decrease in average interest rates charged on these balances.
Other revenue - Changes in private equity valuations were primarily responsible for a $2 million loss in other revenue during the first quarter this year versus a $6 million gain in the same quarter a year ago.
Non-interest expenses - Total non-interest expenses during the first quarter declined 5 percent ($28 million) versus the first quarter last year.

Compensation and benefits declined 6 percent ($23 million) from the same quarter in fiscal 2003. The decrease is primarily attributed to a decline in commissionable revenue and a lower number of employees.

Non-compensation-related expenses declined 4 percent ($6 million) from the same quarter last year as a result of lower communication and technology expenses related in part to the depreciation of the firm's Client One broker workstations. The decrease in non-compensation-related expenses was partially offset by increased expenses for various legal matters.

ADDITIONAL INFORMATION
Total client assets at the end of the first quarter were $248 billion, a 9 percent increase when compared to the end of the fourth quarter of 2003.

As of May 31, 2003, stockholders' equity was $1.7 billion, or $20.99 per share. Diluted per-share earnings for the first quarter were based on 80.7 million average common and common equivalent shares outstanding compared to 81.8 million in the prior year.

ABOUT A.G. EDWARDS, INC.
A.G. Edwards, Inc. is a financial services holding company whose primary subsidiary is the national investment firm of A.G. Edwards & Sons, Inc. For more than 116 years, individuals and businesses have turned to A.G. Edwards & Sons to develop strong personal relationships with financial consultants dedicated to a client-first philosophy of providing financial solutions tailored to their clients' individual needs. A.G. Edwards and its affiliates encompass 7,090 financial consultants in 707 offices nationwide and in London, England.

A. G. EDWARDS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	May 31,	May 31,	Increase/	%
	2003	2002	(Decrease)	Chg.
REVENUES:

Commissions	$241,800	$251,373	$(9,573)	(3.8)
Asset management and service fees	148,435	168,855	(20,420)	(12.1)
Principal transactions	70,396	83,646	(13,250)	(15.8)
Investment banking	69,684	61,858	7,826	12.7
Interest	24,186	28,972	(4,786)	(16.5)
Other	(1,619)	5,725	(7,344)	(128.3)

TOTAL REVENUES	552,882	600,429	(47,547)	(7.9)

Interest expense	784	2,238	(1,454)	(65.0)

NET REVENUES	552,098	598,191	(46,093)	(7.7)

NON-INTEREST EXPENSES:

Compensation and benefits	372,855	395,509	(22,654)	(5.7)
Communication and technology	64,519	73,026	(8,507)	(11.6)
Occupancy and equipment	32,242	31,988	254	0.8
Marketing and business development	9,792	10,120	(328)	(3.2)
Floor brokerage and clearance	4,660	5,420	(760)	(14.0)
Other	24,695	21,129	3,566	16.9

TOTAL NON-INTEREST EXPENSES	508,763	537,192	(28,429)	(5.3)

EARNINGS BEFORE INCOME TAX	43,335	60,999	(17,664)	(29.0)

INCOME TAXES	15,459	21,935	(6,476)	(29.5)

NET EARNINGS	$27,876	$39,064	$(11,188)	(28.6)

EARNINGS PER SHARE:
Diluted	$0.35	$0.48	$(0.13)	(27.1)
Basic	$0.35	$0.48	$(0.13)	(27.1)

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	80,738	81,770
Basic	80,337	80,732

STOCKHOLDERS' EQUITY	$1,674,808	$1,652,396

BOOK VALUE PER SHARE	$20.99	$20.64

TOTAL SHARES OUTSTANDING (end of period)	79,788	80,049

A. G. EDWARDS, INC.
QUARTERLY CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	For the Three Months Ended
	May 31,	February 28,	November 30,	August 31,	May 31,
	2003	2003	2002	2002	2002
REVENUES:

Commissions	$241,800	$214,698	$204,664	$224,284	$251,373
Asset management and service fees	148,435	146,480	146,944	163,347	168,855
Principal transactions	70,396	74,328	69,418	83,732	83,646
Investment banking	69,684	51,913	65,552	71,857	61,858
Interest	24,186	23,249	25,985	27,821	28,972
Other	(1,619)	3,522	1,474	(482)	5,725

TOTAL REVENUES	552,882	514,190	514,037	570,559	600,429

Interest expense	784	507	1,051	1,418	2,238

NET REVENUES	552,098	513,683	512,986	569,141	598,191

NON-INTEREST EXPENSES:

Compensation and benefits	372,855	342,509	336,983	378,670	395,509
Communication and technology	64,519	68,112	67,778	73,687	73,026
Occupancy and equipment	32,242	33,712	34,408	34,041	31,988
Marketing and business development	9,792	9,643	10,383	10,031	10,120
Floor brokerage and clearance	4,660	4,820	6,038	6,186	5,420
Other	24,695	22,057	21,077	25,240	21,129

TOTAL NON-INTEREST EXPENSES	508,763	480,853	476,667	527,855	537,192

EARNINGS BEFORE INCOME TAX	43,335	32,830	36,319	41,286	60,999

INCOME TAXES	15,459	11,629	4,352	14,690	21,935

NET EARNINGS	$27,876	$21,201	$31,967	$26,596	$39,064

EARNINGS PER SHARE:

Diluted	$0.35	$0.26	$0.39	$0.33	$0.48
Basic	$0.35	$0.26	$0.40	$0.34	$0.48

AVERAGE COMMON AND COMMON
EQUIVALENT SHARES OUTSTANDING:
Diluted	80,738	81,574	81,013	80,313	81,770
Basic	80,337	80,400	79,945	79,453	80,732

STOCKHOLDERS' EQUITY	$1,674,808	$1,688,537	$1,668,482	$1,627,319	$1,652,396

BOOK VALUE PER SHARE	$20.99	$20.92	$20.85	$20.59	$20.64

A.G. EDWARDS, INC.
QUARTERLY STATISTICAL INFORMATION
(Dollars in thousands, except per share amounts)
(Unaudited)

	1Q FY04	4Q FY03	3Q FY03	2Q FY03	1Q FY03

Net Revenues	$552,098	$513,683	$512,986	$569,141	$598,191

Earnings Before Income Taxes	$43,335	$32,830	$36,319	$41,286	$60,999

Net Earnings	$27,876	$21,201	$31,967	$26,596	$39,064

Net Earnings as a
Percent of Net Revenues	5.0%	4.1%	6.2%	4.7%	6.5%

Average Diluted Shares-
(000's Omitted)	80,738	81,574	81,013	80,313	81,770

Earnings Per Share (Diluted)	$0.35	$0.26	$0.39	$0.33	$0.48

Dividends Per Share	$0.16	$0.16	$0.16	$0.16	$0.16

Stockholders' Equity	$1,674,808	$1,688,537	$1,668,482	$1,627,319	$1,652,396

Book Value Per Share	$20.99	$20.92	$20.85	$20.59	$20.64

Return On Average Equity-
(Quarter Results Annualized)	6.6%	5.1%	7.8%	6.5%	9.5%

Total Assets	$3,921,934	$3,980,094	$3,912,376	$3,922,854	$4,155,923

Financial Consultants	7,090	7,222	7,279	7,345	7,361

Full-time Employees	15,919	16,181	16,333	16,574	16,620

Locations	707	709	709	708	706

Total Client Assets	$248,000,000	$228,000,000	$236,000,000	$234,000,000	$251,000,000

Assets In Fee-based Accounts	$21,769,000	$19,973,000	$20,882,000	$20,339,000	$22,147,000